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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE



APPLIED ANALYTICAL INDUSTRIES BECOMES AAIPHARMA INC.

         WILMINGTON, N.C., NOVEMBER 20, 2000 - Applied Analytical Industries, Inc. (NASDAQ: AAII) announced today that its stockholders have approved changing the name of the Company to aaiPharma Inc., effective immediately. The name change has been instituted to better reflect the Company's mission and market position as a specialty pharmaceutical company, which provides both products and services. The Company will continue to trade under the symbol AAII on the NASDAQ Composite Index.

         Dr. Fred Sancilio, Chairman and Chief Executive Officer, commented, "Our name change to aaiPharma is a significant event. Over the past few years we have been moving in a new direction by investing in and expanding our drug development capabilities. With our focus now on niche areas such as immunosuppression and pain management, and the launch of our own brand of products on the horizon, we wanted a name that reflects these exciting new opportunities."

About aaiPharma

aaiPharma is a specialty pharmaceutical and product development company with comprehensive drug development capabilities in the United States, Europe and Asia. Since 1979, aaiPharma has partnered with pharmaceutical companies on both a fee-for-service and royalty and milestone payment basis, providing the expertise and knowledge to create quality health care products. The Company has earned a reputation for solving complex pharmaceutical challenges utilizing analytical testing and formulations development techniques, as well as validation and regulatory affairs support services. Its stock is listed on Nasdaq (AAII). For more information about aaiPharma, visit the Company's website at www.aaiintl.com.

Forward-Looking Statements

Information in this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including the statements made by Dr. Sancilio in the second paragraph of this press release pertaining to products in the Company's pipeline; plans to introduce proprietary products; and the Company's future goals. These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the Company's ability to successfully enhance its ability to provide strategic product development solutions to its clients while developing and profitably selling its own products, apply its technologies to new commercially successful products which receive timely regulatory approvals, and to scientific, competitive and other developments in the Company's chosen fields of direct pharmaceutical sales focus. Additional factors that may cause the actual results to differ materially are discussed in the Company's recent filings with the Securities and Exchange Commission, including, but not limited to, its registration statement, as amended, its Annual Report on Form 10-K filed with the SEC on March 30, 2000, its Quarterly Report on Form 10-Q filed with the SEC on November 13, 2000, including the exhibits thereof, its Form 8-Ks and its other periodic filings.




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